Filed pursuant to Rule 433

April 1, 2014

Relating to

Preliminary Prospectus Supplement dated April 1, 2014 to

Prospectus dated September 30, 2013

Registration Statement No. 333-191462

Duke Energy Corporation
$400,000,000 Floating Rate Senior Notes due 2017
$600,000,000 3.75% Senior Notes due 2024

Pricing Term Sheet

Issuer:	Duke Energy Corporation

Trade Date:	April 1, 2014

Settlement:	April 4, 2014 (T+3)

Security Description:	Floating Rate Senior Notes due 2017 (the “2017 Notes”)	3.75% Senior Notes due 2024 (the “2024 Notes”)

Ratings (Moody’s / S&P / Fitch)*:	A3 / BBB / BBB+	A3 / BBB / BBB+

Principal Amount:	$400,000,000	$600,000,000

Interest Payment Dates:	January 3, April 3, July 3, and October 3 of each year, beginning on July 3, 2014	April 15 and October 15 of each year, beginning on October 15, 2014

Maturity Date:	April 3, 2017	April 15, 2024

Benchmark Treasury:	N/A	2.75% due February 15, 2024

Benchmark Treasury Yield:	N/A	2.757%

Spread to Benchmark Treasury:	N/A	+100 bps

Yield to Maturity:	N/A	3.757%

Coupon:	Floating Rate — reset quarterly based on three-month LIBOR plus 38 bps	3.75%

Price to Public:	100% per 2017 Note, plus accrued interest, if any, from April 4, 2014	99.941% per 2024 Note, plus accrued interest, if any, from April 4, 2014

Redemption Provisions:	The 2017 Notes may not be redeemed prior to their maturity	The 2024 Notes may be redeemed at any time before three months prior to maturity, at the Treasury Rate + 15 bps. At any time on or after three months prior to maturity, redeemable at par.

Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof	$2,000 or any integral multiple of $1,000 in excess thereof

CUSIP / ISIN:	26441CAM7 / US26441CAM73	26441CAN5 / US26441CAN56

Joint Book-Running Managers:	Barclays Capital Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. UBS Securities LLC

Co-Managers:	BBVA Securities Inc. Credit Agricole Securities (USA) Inc. Sandler O’Neill & Partners, L.P. Santander Investment Securities Inc. The Williams Capital Group, L.P.

*Security ratings are not recommendations to buy, sell or hold securities.  The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, RBC Capital Markets, LLC toll-free at (866) 375-6829, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or UBS Securities LLC toll-free at (877) 827-6444 (ext. 561-3884).